                                                                     EXHIBIT 4.3

                         PARTNERSHIP UNIT DESIGNATION OF
              9.125% SERIES G CUMULATIVE REDEEMABLE PREFERRED UNITS

     The following partnership unit designation (this "PARTNERSHIP UNIT DESIGNATION") is a statement of the designations, qualifications, special or relative rights and privileges of the 9.125% Series G Cumulative Redeemable Preferred Units of Keystone Operating Partnership, L.P. (the "PARTNERSHIP"). Capitalized terms used but not otherwise defined in this Partnership Unit Designation shall have the same meanings ascribed to them in the Partnership's Amended and Restated Agreement of Limited Partnership, dated as of October 13, 1999, and any amendments thereto (collectively, the "PARTNERSHIP AGREEMENT").

Section 1.  NUMBER OF PREFERRED UNITS AND DESIGNATION. A series of
Partnership Units, designated as 9.125% Series G Cumulative Redeemable Preferred Units (the "SERIES G PREFERRED UNITS"), is hereby established. The number of Series G Preferred Units shall be 2,760,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the General Partner.

Section 2.  DEFINITIONS.

"ARTICLES SUPPLEMENTARY FOR THE SERIES D PREFERRED STOCK" shall mean the Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock as 9.125% Series D Cumulative Redeemable Preferred.

"BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

"GENERAL PARTNER" shall mean Keystone Property Trust, a Maryland statutory real estate investment trust and the general partner of the Partnership.

"OP UNITS" shall mean any class or series of units of limited partnership interest in the Partnership that are not Preferred Units.

"PREFERRED UNITS" shall mean any units issued by the Partnership that may be issued in one or more series or classes, having such rights, possible duties and preferences as may be determined by the General Partner in its sole and absolute discretion.

"SERIES D PREFERRED STOCK" shall mean the 9.125% Series D Cumulative Redeemable Preferred Stock of the General Partner, par value $.001 per share.

"SERIES C PREFERRED UNITS" shall mean the Series C Convertible Preferred Units of the Partnership.

"SERIES D PREFERRED UNITS" shall mean the Series D Convertible Preferred Units of the Partnership.

"SERIES F PREFERRED UNITS" shall mean the Series F Convertible Preferred Units of the Partnership.

Section 3.  DISTRIBUTIONS.

            (a) Subject to the rights of holders of any classes or series of units of partnership interest of the Partnership senior to the Series G Preferred Units as to the payment of distributions, the General Partner, in its capacity as the holder of the then outstanding Series G Preferred Units, shall be entitled to receive, when, as and if authorized by the General Partner, cumulative quarterly preferential cash distributions in an amount per unit equal to 9.125% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.28125 per unit). Distributions on the Series G Preferred Units shall accrue and be fully cumulative from the date of original issuance and shall be payable quarterly when, as and if authorized by the General Partner, in equal amounts in arrears on the last calendar day of each January, April, July and October or, if not a Business Day, the next succeeding Business Day (each, a "SERIES G PREFERRED UNIT DISTRIBUTION PAYMENT DATE"). Any distribution (including the initial distribution) payable on the Series G Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. The term "distribution period" shall mean the period from the date of original issuance and ending on and including the next Series G Preferred Unit Distribution Payment Date, and each subsequent period from but excluding such Series G Preferred Unit Distribution Payment Date and ending on and including the next following Series G Preferred Unit Distribution Payment Date.

            (b) No distribution on the Series G Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series G Preferred Units which may be in arrears.

            Notwithstanding the foregoing, distributions with respect to the Series G Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient available cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on Series G Preferred Units shall not bear interest and holders of the Series G Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions. Any distribution payment made on the Series G Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

            (c) Except as provided in Section 3(d) below, unless full cumulative distributions have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series G Preferred Units for all past distribution periods and the then current distribution period, no distributions (other than in any classes or series of units of partnership interest of the Partnership ranking junior to the Series G Preferred Units as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any classes or series of units of partnership interests ranking, as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, junior to or on a parity with the Series G Preferred Units for any period, nor shall any classes or series of units of partnership interest of the Partnership ranking junior to or on a parity with the Series G Preferred Units as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such classes or series of units of partnership interest) by the Partnership (except by conversion into or exchange for any classes or series of units of partnership interest ranking junior to the Series G Preferred Units as to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership).

            (d) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Units and any other classes or series of units of partnership interest ranking on a parity as to the payment of distributions with the Series G Preferred Units, all distributions authorized and declared upon the Series G Preferred Units and any other classes or series of units of partnership interest ranking on a parity as to the payment of distributions with the Series G Preferred Units shall be declared pro rata so that the amount of distributions authorized and declared per Series G Preferred Unit and such other classes or series of units of partnership interest shall in all cases bear to each other the same ratio that accumulated distributions per each Series G Preferred Unit and such other classes or series of units of partnership interest (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other any classes or series of units of partnership interest do not have a cumulative distribution) bear to each other.

            (e) Holders of Series G Preferred Units shall not be entitled to any distribution, whether payable in cash, property or any classes or series of units of partnership interest issued by the Partnership, in excess of full cumulative distributions on the Series G Preferred Units as described above. Accrued but unpaid distributions on the Series G Preferred Units will accumulate as of the Series G Preferred Units Distribution Payment Date on which they first become payable.

Section 4.  LIQUIDATION PREFERENCE.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the General Partner, in its capacity as holder of the Series G Preferred Units, shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Article VIII of the Partnership Agreement a liquidation preference of $25.00 per Series G Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not earned or authorized) to the date of payment, before any distribution of assets is made to holders of any OP Units or any other class or series of units of partnership interest issued by the Partnership that rank junior to the Series G Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, but subject to the preferential rights of the holders of any classes or series of units of partnership interest ranking senior to the Series G Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership.

            (b) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the General Partner, in its capacity as the holder of the Series G Preferred Units and the corresponding amounts payable on all outstanding units of other classes or series of units of partnership interest of the Partnership ranking on a parity with the Series G Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, then the General Partner, in its capacity as the holder of the Series G Preferred Units, and all other holders of such classes or series of units of partnership interest of the Partnership shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.

            (c) After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, in its capacity as the holder of the Series G Preferred Units, shall have no right or claim to any of the remaining assets of the Partnership.

            (d) None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall be considered a liquidation, dissolution or winding up of the Partnership.

Section 5. REDEMPTION. In connection with the redemption by the General Partner of any of shares of Series D Preferred Stock in accordance with the provisions of the Articles Supplementary of the Series D Preferred Stock, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary of the Series D Preferred Stock), plus all distributions accumulated and unpaid to the Redemption Date (as defined in the Articles Supplementary of the Series D Preferred Stock) (or, as applicable, the accumulated and unpaid distribution payable pursuant to Section 6(b)(iv) of the Articles Supplementary of the Series D Preferred Stock), and one Series G Preferred Unit shall be concurrently redeemed with respect to each share of Series D Preferred Stock so redeemed by the General Partner. From and after the applicable Redemption Date (as defined in the Articles Supplementary of the Series D Preferred Stock), the Series G Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series G Preferred Units shall cease. Any Series G Preferred Units so redeemed may be reissued to the General Partner at such time as the General Partner reissues a corresponding number of shares of Series D Preferred Stock so redeemed or repurchased, in exchange for the contribution by the General Partner to the Partnership of the proceeds from such reissuance of shares of Series D Preferred Stock.

Section 6. CONVERSION. The Series G Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

Section 7. RANKING. The Series G Preferred Units, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, rank (a) senior to all OP Units and any other class or series of units of partnership interest issued by the Partnership the terms of which specifically provide that such class or series of units of partnership interest rank junior to the Series G Preferred Units; (b) on parity with the Series C Preferred Units, the Series D Preferred Units, the Series F Preferred Units and any other class or series of units of partnership interest issued by the Partnership the terms of which specifically provide that such class or series of units of partnership interest rank on a parity with the Series G Preferred Units; and (c) junior to any class or series of units of partnership interest issued by the Partnership the terms of which specifically provide that such class or series of units of partnership interest rank senior to the Series G Preferred Units.

Section 8. VOTING. Except as required by applicable law, the General Partner, in its capacity as the holder of the Series G Preferred Units, shall have no voting rights.

Section 9. RESTRICTIONS ON OWNERSHIP. The Series G Preferred Units shall be owned and held solely by the General Partner.

Section 10. ALLOCATIONS. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated to the General Partner, in its capacity as the holder of the Series G Preferred Units, in accordance with Article V of the Partnership Agreement.

     IN WITNESS WHEREOF, this Partnership Unit Designation has been duly executed by the General Partner on behalf of the Partnership as of the day and year set forth below.


     DATED: February 14, 2003          GENERAL PARTNER

                                       KEYSTONE PROPERTY TRUST


                                       By: /s/ Timothy E. McKenna
                                          --------------------------------------
                                          Name:  Timothy E. McKenna
                                          Title: Senior Vice President